As filed with the Securities and Exchange Commission on September 8, 2004

Registration No. 333-118499

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

One Marina Boulevard, #28-00
Singapore 018989
(65) 6890-7188

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael E. Marks
Chief Executive Officer
Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989
(65) 6890-7188
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David K. Michaels, Esq.

Melanie Grace, Esq.
Fenwick & West LLP
801 California Street
Mountain View, California 94041
(650) 988-8500

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

     The sole purpose of this Amendment No. 1 on Form S-3 is to update Item 14 and provide Exhibit 5.01.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling shareholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$4,108
Accounting fees and expenses*	5,000
Legal fees and expenses*	10,000
Miscellaneous*	7,000
Total	$26,108

*Estimate

ITEM 15. Indemnification of Officers and Directors.

     Article 155 of the Registrant’s Articles of Association provides that, subject to the Singapore Companies Act and every other Act for the time being in force concerning companies and affecting the Registrant, every director or other officer shall be entitled to be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Registrant and in which judgment is given in his favor; or the proceedings otherwise disposed of without finding or admission of any material breach of duty; or in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director, manager or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense happening to the Registrant, through the insufficiency or deficiency of title to any property acquired by order of the directors for the Registrant or for the insufficiency or deficiency of any security upon which any of the moneys of the Registrant are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, wilful default, breach of duty or breach of trust.

     Section 172 of the Singapore Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability, or (b) indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under Section 76A(13) or 391 or any other provision of the Singapore Companies Act in which relief is granted to him by the court.

     The Registrant has entered into indemnification agreements with its officers and directors. These indemnification agreements provide the Registrant’s officers and directors with indemnification to the maximum extent permitted by the Singapore Companies Act. The Registrant has also obtained a policy of directors’ and officers’ liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Singapore Companies Act.

ITEM 16. Exhibits.

     The following exhibits are filed herewith or incorporated by reference herein:

			Incorporated By Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith
2.01	Asset Purchase Agreement, dated as of June 29, 2004, by and among Registrant and Nortel Networks Limited.† **	10-Q	000-23354	08-06-04	10.01

3.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1

4.01	Registration Rights Agreement dated as of August 16, 2004 between Registrant and certain stockholders of Northfield Acquisition Co.	S-3	333-118499	08-23-04	4.01

5.01	Opinion of Allen & Gledhill with respect to the ordinary shares being registered.					X

15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated August 20, 2004 regarding unaudited interim financial information.	S-3	333-118499	08-23-04	15.01

23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).					X

23.02	Consent of Independent Registered Public Accounting Firm.	S-3	333-118499	08-23-04	23.02

24.01	Power of Attorney	S-3	333-118499	08-23-04	24.01

** Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

† Portions of this exhibit have been omitted pursuant to a request for confidential treatment and that material has been filed separately with the Securities and Exchange Commission.

ITEM 17. Undertakings.

     The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

provided however, that paragraphs 1(i)and 1(ii) do not apply if the registration statement is on From S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on this 8th day of September, 2004.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Michael E. Marks

Michael E. Marks Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	Chief Executive Officer and Director (Principal Executive Officer)	September 8, 2004
Michael E. Marks

*	President, Systems Group and Chief Financial Officer (Principal Financial Officer)	September 8, 2004
Robert R.B. Dykes

*	Senior Vice President, Finance (Principal Accounting Officer)	September 8, 2004
Thomas J. Smach

*	Chairman of the Board	September 8, 2004
Richard L. Sharp

*	Director	September 8, 2004
James A. Davidson

*	Director	September 8, 2004
Patrick Foley

*	Director	September 8, 2004
Michael J. Moritz

*	Director	September 8, 2004
Lip-Bu Tan

*By: /s/ Michael E. Marks Michael E. Marks Attorney-in-fact

EXHIBIT INDEX

			Incorporated By Reference
Exhibit				Filing	Exhibit	Filed
No.	Exhibit	Form	File No.	Date	No.	Herewith
2.01	Asset Purchase Agreement, dated as of June 29, 2004, by and among Registrant and Nortel Networks Limited.†**	10-Q	000-23354	08-06-04	10.01

3.01	Memorandum and New Articles of Association of the Registrant.	10-Q	000-23354	02-09-01	3.1

4.01	Registration Rights Agreement dated as of August 16, 2004 between Registrant and certain stockholders of Northfield Acquisition Co.	S-3	333-118499	08-23-04	4.01

5.01	Opinion of Allen & Gledhill with respect to the ordinary shares being registered.					X

15.01	Letter in lieu of consent from Deloitte & Touche LLP, dated August 20, 2004 regarding unaudited interim financial information.	S-3	333-118499	08-23-04	15.01

23.01	Consent of Allen & Gledhill (included in Exhibit 5.01).					X

23.02	Consent of Independent Registered Public Accounting Firm.	S-3	333-118499	08-23-04	23.02

24.01	Power of Attorney	S-3	333-118499	08-23-04	24.01

** Certain schedules have been omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

† Portions of this exhibit have been omitted pursuant to a request for confidential treatment and that material has been filed separately with the Securities and Exchange Commission.